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                                                                   EXHIBIT 10(o)

                              PROCESSING AGREEMENT*

         This processing agreement (the "Agreement") is made this 20th day of February, 1999 by and between GE [*] a company whose principal place of business is [*]("GE[*]), and which is an indirect wholly-owned subsidiary of General Electric Company, a New York corporation ("GE"), and Pegasus Overseas Ltd., a company organized under the laws of the Bahamas ("POL"), and which is a direct wholly-owned subsidiary of Lazare Kaplan International Inc., a Delaware corporation ("LKI") (each of GE[*] and POL being a "Party" and collectively, the "Parties"), and sets forth the terms and conditions under which POL will acquire certain [*] and [*] gem diamonds for delivery to GE[*] for processing and, after such gem diamonds have been received back from GE[*], sell such gem diamonds. Certain capitalized terms used but not defined herein have the meanings assigned to them in Attachment A.


                        PART I - SOURCING OF GEM DIAMONDS

I. AGREEMENT TO SOURCE DIAMONDS. (A) On a regular basis to the extent practicable in the circumstances, GE[*] shall advise POL regarding GE[*]'s expected schedule for processing gem diamonds and its available capacity for processing gem diamonds meeting the Specifications.

(B) POL shall take all steps necessary or appropriate to purchase (at the lowest prices commercially obtainable by it), select, sort and screen [*]and [*] gem diamonds meeting the Specifications (the "Gem Diamonds") and deliver them to the GE[*] or GE facility specified in paragraph VII(I) for processing. Such deliveries shall be made on a [*] basis (or more frequently if POL has accumulated Gem Diamonds having a cost of approximately [*] or more). Each package of Gem Diamonds delivered shall include documentation (i) setting forth the Acquisition Cost for each of the Gem Diamonds included therein, (ii) certifying that any required duty, tax or other fee arising from POL's acquisition and/or delivery of the Gem Diamonds has been or will be paid on a timely basis, (iii) assigning an identification code to each Gem Diamond in the package, and (iv) containing such other customary information, if any, as the parties shall determine to be necessary or useful to consign such package of Gem Diamonds to GE[*] for processing (collectively, the "POL Delivery Documentation"). POL shall indemnify GE[*] and hold GE[*] harmless from and against all costs incurred in connection with POL's acquiring, sorting, screening and delivery of Gem Diamonds to GE[*] (other than the Acquisition Cost and Preparation Costs, which shall be allocated as set forth in paragraphs (D),
(E) and (F), below, but including, without limitation, boiling, packing, shipping, insurance, duty and taxes). If GE[*] determines that any gem diamonds delivered by POL do not meet the Specifications as to [*]or [*], GE[*] may decline to accept such Gem Diamonds for processing. In the event of any failure by Gem Diamonds delivered by POL to meet the Specifications, GE[*] shall so notify POL in writing and POL shall identify the source of such Gem Diamonds and suspend purchases from that source until it believes that gem diamonds from such source will again meet the Specifications.

--------
* Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.






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(C) As an inducement to POL to maximize the amount of Gem Diamonds it delivers hereunder, GE[*] shall advance [*] of the Acquisition Cost and [*] of the Estimated Preparation Costs for those Gem Diamonds delivered to GE[*] for processing hereunder (excluding any gem diamonds which GE[*] declines to accept for processing pursuant to paragraph I(B)). Such payment shall be made by wire transfer to the bank account specified in writing by POL to GE[*] (which may be changed by POL upon ten days' advance written notice to GE[*]) (the "POL Account") within [*] after GE[*]'s receipt of such Gem Diamonds together with the POL Delivery Documentation. Ownership, title and (except as set forth below) risk of loss with respect to the Gem Diamonds purchased, sorted and delivered to GE[*] for processing in accordance with this Agreement shall remain with POL throughout the time that such Gem Diamonds are in GE[*]'s possession, provided that GE[*] shall protect and hold such Gem Diamonds in a separate, safe and secure location for POL property only, using a commercially reasonable degree of care in view of the value of such Gem Diamonds. GE[*] shall maintain, at its expense and for the benefit of POL as named insured, insurance for the Gem Diamonds, covering the Gem Diamonds at all times when they are located at a GE[*] facility (or the facility of a GE[*] Affiliate) for processing or being delivered by GE[*] to POL after processing, pursuant to paragraph II(A). Such insurance shall (i) be provided by a responsible insurance carrier reasonably satisfactory to POL, (ii) cover all risks covered by the types of insurance customarily carried by LKI and its Affiliates for similar inventory and operations, (iii) provide benefits covering no less than the estimated value of such Gem Diamonds (depending upon their stage of completion) as the Parties shall determine, (iv) unless the Parties shall otherwise agree in writing, not provide for any "deductible" to be applied to any loss, and (v) provide that POL receive at least 30 days prior written notice of any material change or termination of the insurance policy. Promptly upon written request therefor, GE[*] shall deliver a Certificate of Insurance to POL, evidencing the foregoing insurance. GE[*] shall be responsible to POL for any uninsured loss or damage resulting in any diminishment of the value of POL's interest in any Gem Diamonds while in GE[*]'s possession or under GE[*]'s control (including Gem Diamonds in transit when GE[*] is responsible for delivery). It is understood and agreed that any insurance payments or payments with respect to uninsured losses of Gem Diamonds received by POL will be distributed pursuant to paragraph III(D) hereof as if they were proceeds received upon sale of such Gem Diamonds. GE[*] will use all reasonable business efforts to avoid the production of Special Inventory Diamonds. Notwithstanding anything to the contrary contained herein, GE[*] shall not have any liability for loss of potential value or other consequential damages as a result of (i) producing Special Inventory Diamonds, (ii) any failure to produce improvement, or a sufficient level of improvement, in any Gem Diamond, or (iii) [*]to Gem Diamonds during the act of processing.

(D) The Pre-Processing Cost Factor to be applied during the first [*] is [*] per carat of Prepared Gem Diamond delivered to GE[*] for processing. The Post-Processing Cost Factor to be applied during the first [*] is [*] per carat of Prepared Gem Diamond delivered to GE[*] for processing. The Certification Cost Factor to be applied during the first [*] is [*] per carat of Prepared Gem Diamond delivered to GE[*] for processing. As used herein, the term "Prepared Gem Diamond" means a Gem Diamond that is either (i) [*] or (ii) [*] at

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the time of delivery to GE[*] for processing, and does not include Gem Diamonds which are [*]upon such delivery. Notwithstanding anything to the contrary set forth in this Agreement, except as the Parties shall agree on a case-by-case basis, the Pre-Processing Costs, Post-Processing Costs and Certification Costs attributable to a Gem Diamond which is [*]when delivered to GE[*] for processing shall be zero, and no Estimated Preparation Costs will be payable by GE[*] in respect thereof. If POL shall determine in good faith that any such Gem Diamond should be [*] and [*] and certified, POL shall separately invoice GE[*] for [*] of the Post-Processing Costs and [*] of the Certification Costs associated with such Gem Diamond, using the Post-Processing Cost Factor and Certification Cost Factor then in effect. Such invoices shall be payable by wire transfer to the POL Account within [*] after GE[*]'s receipt thereof. POL shall supply to GE[*] [*] the so-called "[*] WIP report," identifying which [*]Gem Diamonds have been converted to [*] and [*] Gem Diamonds during the preceding [*].

(E) Within [*] days following the end of each [*] during the term of this Agreement, the Parties shall confer to determine the Pre-Processing Cost Factor, Post-Processing Cost Factor and Certification Cost Factor to be applied during the then current [*] and to determine what changes, if any, should be made in Annex 1 to Attachment A to this Agreement. If any changes are determined to be necessary or desirable, then the Parties shall formally amend Annex 1 in writing. During the pendency of such determination, the Parties will continue to use the factors applicable during the prior [*]. Once the factors have been reset, they shall apply retroactively to the beginning of the [*], and the parties shall account to one another within [*] days thereafter to reconcile any resulting discrepancy in amounts paid before the factors were reset. POL shall use reasonable business efforts to minimize the Pre-Processing Costs, Post-Processing Costs and Certification Costs, including, as necessary, reducing or reassigning any underutilized personnel or other resources when necessary, and shall not exceed the levels of staffing and other resources described in Annex 1 to Attachment A to this Agreement without GE[*]'s prior written consent. In no event shall the total personnel costs included in the Preparation Costs increase by more than [*] in any calendar year. POL and GE[*] shall agree upon the scope and timing of, and conduct, an annual on-site operational review at the facilities of POL's Affiliate in [*] in order to ensure that all reasonable measures are taken to maximize productivity and make efficient use of resources.

(F) In addition, within [*] days following the end of each [*] during the term of this Agreement (and, if this Agreement shall expire or be terminated at any time other than the end of a [*], within [*] days after such expiration or termination), the Parties shall confer to determine whether the total amount of Estimated Preparation Costs paid by GE[*] in respect of Gem Diamonds received from POL during such period was equal to [*] of the total Preparation Costs actually paid or incurred by POL during such period. If not, the parties shall account to one another so that the amount paid by GE[*] equals [*] of such actual Preparation Costs. In making any determination hereunder, each Party shall bring forth all such data and documentation as such Party shall consider to be relevant or that the other Party shall reasonably request including, without limitation, (i) itemized invoices from diamond certification laboratories, (ii) itemized invoices from POL's service vendors,

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and (iii) substantiation of any labor charges and variable material charges for consumable materials applied [*] to the activities of POL and its Affiliates hereunder and included in the Pre-Processing Costs or the Post-Processing Costs.

(G) If POL acquires Gem Diamonds meeting the requirements of paragraph I(B) as part of a larger purchase that includes gem diamonds that are not the subject of this Agreement (the "Co-mingled Diamonds") and it is impractical for POL to negotiate with its source of supply a specific purchase price for the Co-mingled Diamonds, POL shall assign to such Co-mingled Diamonds such Acquisition Cost as POL determines to be appropriate in light of all the circumstances.


                   PART II - DELIVERY AND SALE OF GEM DIAMONDS

II. DELIVERY OF GEM DIAMONDS TO POL. (A) After processing, at its own expense, the gem diamonds delivered by POL which meet the Specifications (using a process designed to improve color, brightness and brilliance), GE[*] shall return the processed Gem Diamonds and any Unprocessed Gem Diamonds (as defined below) to POL together with documentation (i) certifying that any required duty, tax or other fee arising from GE[*]'s delivery to POL of the Gem Diamonds has been or will be paid on a timely basis, (ii) setting forth the Acquisition Cost of each such Gem Diamond, and (iii) containing such other customary information, if any as the parties shall determine to be necessary or useful for the return of such Gem Diamonds to POL, and accompanied by the same identification code(s) that accompanied the Gem Diamonds when received from POL (collectively, the "GE[*] Delivery Documentation"), on a [*] basis (or more frequently, if GE[*] desires, with respect to quantities having an aggregate market value of approximately [*] or more). GE[*] shall also supply to POL [*] a report identifying which Gem Diamonds have been processed during the preceding [*]. The Parties understand and agree that the Acquisition Cost of a processed Gem Diamond shall not be an accurate indicator of its value, and POL agrees that it shall not use Acquisition Cost as the appropriate measure of a processed Gem Diamond's insurable value after redelivery by GE[*]. For purposes of delivering Gem Diamonds to POL, GE[*] shall use its best efforts to segregate in separate parcels, (i) processed Gem Diamonds whose color, brightness and brilliance have not improved (the "Unimproved Processed Diamonds"), (ii) processed Gem Diamonds whose color, brightness and brilliance have improved, and (iii) any Unprocessed Gem Diamonds as referred to below. GE[*] shall deliver such Gem Diamonds with the GE[*] Delivery Documentation to POL's designated facility located in [*] and GE[*] shall indemnify POL and hold POL harmless from and against all third party costs arising in connection with such processing and delivery to POL, including, without limitation, packing, shipping, insurance, duty and any taxes relating thereto. GE[*] shall also deliver to POL Unprocessed Gem Diamonds which GE[*] determines would, if processed, likely become Special Inventory Diamonds, and any gem diamonds that do not meet the Specifications. Gem diamonds which are not accepted by GE[*] due to failure to meet the Specifications relating to [*]or [*] and for which GE[*] does not make any payment under paragraph I(C), shall no longer be subject to this Agreement, and shall be transferred by POL to an Affiliate

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for resale. Any other gem diamonds that GE[*] does not process shall be referred to herein as "Unprocessed Gem Diamonds". Within [*] days after the end of each calendar [*], GE[*] shall notify POL in writing of the amount of Special Inventory Diamonds produced during such calendar [*], and POL shall take such steps as shall be necessary to sell and transfer title to such Special Inventory Diamonds to GE[*], upon payment by GE[*] of the Salvage Value thereof. In the event that the Salvage Value for any Special Inventory Diamonds is a negative number, POL shall pay the absolute value of such Salvage Value to GE[*] upon transfer of title to GE[*]. GE[*] may use for its internal purposes or otherwise dispose of (but may not resell on a commercial basis as gem stones) any Special Inventory Diamonds purchased from POL hereunder.

(B) If GE[*] develops technical expertise and capability and constructs or acquires necessary equipment to successfully process gem diamonds that are of [*] those referred to in the Specifications (as in effect on the date hereof), GE[*] will promptly modify the Specifications to include such [*] and [*] of gem diamonds.

III. SALES AGREEMENT. (A) POL shall sell the Gem Diamonds processed by GE[*] in accordance with the terms of this Agreement. In preparation for sale, POL will, directly or through its Affiliates or third parties, further [*] [*]and [*](at the facility of POL's Affiliate in [*] or such other location as the Parties may agree), as necessary, any [*][*], and [*]and [*]Gem Diamonds successfully processed by GE[*] (including Unimproved Processed Diamonds), and arrange, through LKI, for their certification by the [*] POL shall accumulate the Gem Diamonds in such quantities (and in separate parcels for Gem Diamonds in each of the categories referred to in the third sentence of paragraph II(A)), as POL determines, based upon its knowledge and expertise, will make economically attractive and marketable parcels of Gem Diamonds. Pending sale, POL shall protect and hold such Gem Diamonds in a separate, safe and secure location for GE[*]-processed Gem Diamonds only, using a commercially reasonable degree of care in view of the value of such Gem Diamonds. POL shall maintain, at its expense, insurance for the Gem Diamonds, covering the Gem Diamonds at all times after they are initially purchased by POL and until they are ultimately sold by POL, except when they are (x) located at a GE[*] facility for processing, or (y) being delivered by GE[*] to POL after processing, pursuant to paragraph II(A). Such insurance shall (i) be provided by the same insurance carrier(s) who provide the analogous insurance maintained by LKI, which shall, in any event, be reasonably satisfactory to GE[*] (it being understood and agreed that Lloyd's of London shall be satisfactory as the initial provider of insurance hereunder),
(ii) cover all risks covered by the types of insurance customarily carried by LKI and its Affiliates for similar inventory and operations, (iii) provide benefits covering no less than the estimated value of such Gem Diamonds (depending upon their stage of completion) as the Parties shall determine, (iv) unless the Parties shall otherwise agree in writing, not provide for any "deductible" to be applied to any loss, (v) identify GE[*] (following its receipt of the Gem Diamonds under paragraph I(B)) as an additional insured to the extent of [*] of such insured value, and (vi) provide that GE[*] receive at least 30 days prior written notice of any material change or termination of the insurance policy. Promptly upon written request therefor, POL shall deliver a Certificate of Insurance to GE[*], evidencing the foregoing

                                                                               5






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insurance. POL shall be responsible to GE[*] for any uninsured loss or damage resulting in any diminishment of the value of GE[*]'s interest in any Gem Diamonds while in POL's possession or under POL's control (including Gem Diamonds in transit when POL is responsible for delivery, and Gem Diamonds on consignment to POL's customers). POL shall not have any liability for loss of potential value or other consequential damages as a result of (i) any failure to produce improvement, or a sufficient level of improvement, in any Gem Diamond, or (ii) [*]or other [*]to Gem Diamonds during pre-processing or post-processing. POL shall conduct its marketing and sales efforts in accordance with the provisions of paragraph IV and shall not distribute, and shall not encourage or facilitate distribution of the Gem Diamonds by any of its purchasers thereof, in a manner inconsistent therewith, including by way of example and not limitation, without their disclosure of the legend in paragraph IV(A). POL and its Affiliates and GE[*] and its Affiliates shall not make any disclosures, representations or warranties to third parties regarding the processed Gem Diamonds except as expressly contemplated by paragraph IV without mutual written agreement between GE[*] and POL.

(B) (1) Using marketing and sales efforts comparable to those used by LKI and its Affiliates for LKI's gem diamond inventory of similar quality, color and size, POL shall, at its own expense, take all steps necessary and appropriate to market and sell all Gem Diamonds received from GE[*] in a commercially prompt manner. Such sales of Gem Diamonds shall be made to third party unaffiliated brokers, wholesalers, dealers, traders, and manufacturers (or in the case of [*] and [*] Gem Diamonds, to third party unaffiliated manufacturers, wholesalers, retailers, brokers, dealers, auction houses and traders), in each case on a basis and in a manner consistent with the terms in this Agreement. POL shall sell Gem Diamonds received from GE[*] at the highest prices commercially obtainable by it. POL shall use its best efforts to sell significant quantities of processed Gem Diamonds to purchasers who have significant wholesale, retail or distribution operations in [*].

(2) Within [*] Business Days following the end of each calendar [*] during the term of this Agreement, POL shall deliver to GE[*] a letter in the form of Attachment C hereto, signed by an officer of POL.

(3) For so long as this Agreement shall be in effect, POL shall not (i) market or sell, directly or indirectly (except for the sale of rejected gem diamonds to an Affiliate pursuant to paragraph II(A) and the sale of Unprocessed Gem Diamonds pursuant to paragraph III(C)), or (ii) allow its name to be used in the marketing or sale of, any diamonds other than Gem Diamonds processed by GE[*] under this Agreement.

(C) POL shall remit to GE[*], by wire transfer to GE[*]'s bank account as specified in writing to POL (which may be changed by GE[*] upon ten days' advance written notice to POL) (the "GE[*] Account"), a processing fee of [*] per Gem Diamond for each Gem Diamond received hereunder from GE[*] (other than Unprocessed Gem Diamonds) (the "Processing Fee"), which shall be due and payable upon POL's receipt of such Gem Diamonds together with the related GE[*] Delivery Documentation and an invoice for such

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fee. POL shall remit the Processing Fee by wire transfer to the GE[*] Account within [*] days after receipt of such Gem Diamonds and the related GE[*] Delivery Documentation. If, over any period of [*] months or more, more than [*] of the Gem Diamonds processed by GE[*] hereunder are less then [*] (when delivered by POL for processing), then the Parties shall confer in good faith to determine if it would be appropriate to ascribe a lower Processing Fee to such Gem Diamonds. No Processing Fee shall be payable with respect to Unprocessed Gem Diamonds. Upon receipt of Unprocessed Gem Diamonds from GE[*], POL shall undertake such additional processing as it deems necessary, and sell such Unprocessed Gem Diamonds in accordance with paragraphs III(B) and III(D) hereof.

(D) POL shall net against the aggregate gross proceeds received on the sale of each Gem Diamond received hereunder from GE[*] those fees or commissions actually paid to, or collected and retained by, any of the auction houses listed on Attachment B hereto in connection with the sale of such Gem Diamond, and shall remit to GE[*] by wire transfer to the GE[*] Account [*] of such net proceeds, deducting from such payment and retaining the Processing Fee paid, or payable, with respect to such Gem Diamond. Such payment to GE[*], with respect to any given Gem Diamond, shall be made on (i) that [*] which falls on the [*] day after it is sold, or if such [*] day is not a [*], on the last [*] prior to such [*] day, or (ii) if earlier, the [*] following actual receipt by POL of the proceeds of the sale of such Gem Diamond. Notwithstanding the foregoing, remittance to GE[*] with respect to any Gem Diamond sold to an Affiliate of POL shall be made within [*] Business Days after the sale. To the extent provided in paragraph III(E) below, all proceeds from the sale of each Gem Diamond hereunder shall be held in constructive trust for GE[*] pending payment thereof as described herein. It is expressly understood and agreed that such payment includes repayment of the advance made under paragraph I(C) with respect to the sold Gem Diamond, and is final. Except for any Processing Fees which may then still be payable under paragraph III(C), no further payments shall be due from POL to GE[*] with respect to such Gem Diamonds. Except as set forth in paragraph II(A), POL shall not sell or transfer any Gem Diamond received hereunder from GE[*] to an Affiliate of POL unless such transaction, and the proposed price thereof, have received the prior written approval of GE[*]. POL shall submit to GE[*] by facsimile on each [*], photocopies of the sales invoice (with customer identity deleted, except in the case of a sale to any Affiliate of POL) for each Gem Diamond sold on or after the preceding [*], which invoices shall state, the [*], sale price, and a uniquely identifiable code number, for the Gem Diamond sold thereby. In addition, with respect to each [*] sales, POL shall provide to GE[*], within [*] days following the end of each calendar [*], a usage report (the "Usage Report") (i) itemizing, for each transaction within such prior [*] period, the Gem Diamonds sold, the sales revenue received and the funds remitted to GE[*], and (ii) setting forth an inventory of all post-processing Gem Diamonds on-hand at POL as of the end of such prior calendar [*] (other than Special Inventory Diamonds) (including as on-hand any Gem Diamonds POL has placed on consignment). Within [*] days after the execution of this Agreement, POL shall develop and implement a process to specifically identify and track receipt and sales of each (i) [*] and [*] Gem Diamond, and (ii) [*]Gem Diamond of [*] carats or more in weight, covered by this Agreement (including those already in inventory). A first-in, first-out ("FIFO") inventory accounting method may be used for [*]Gem Diamonds of less than

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[*] carats in weight.

(E) (1) POL hereby grants to GE[*] a continuing purchase money security interest and a constructive trust in proceeds (hereinafter, the "security interest") in the amount described below in all inventories of Gem Diamonds purchased for processing hereunder and all products, proceeds, substitutions, and accessions thereof or thereto (all of which are referred to hereinafter as the "Collateral"). With respect to each Gem Diamond (except any Gem Diamond which is rejected by GE[*] at delivery under paragraph I(B) for failure to meet specifications), such security interest shall arise upon the delivery of such Gem Diamond to GE[*] in accordance with paragraph I(B) and continue until remittance of GE[*]'s portion of the proceeds upon the subsequent sale of such Gem Diamond pursuant to paragraph III(D). Such security interest shall at all times have a value equal to the greater of (i) [*] of the total Acquisition Cost, Preparation Costs and Processing Fees paid or incurred by the Parties with respect to the Gem Diamonds contained in such inventory, or (ii) [*] of the total Acquisition Cost paid or incurred by the Parties with respect to the Gem Diamonds contained in such inventory. The foregoing grant of a security interest shall continue in full force and effect for so long as there shall be any unsold Gem Diamonds in inventory hereunder or any payment is due to GE[*] with respect to any sold Gem Diamond.

(2) Upon request from GE[*], POL shall execute all such additional agreements or instruments as may reasonably be required by GE[*] in connection with the creation and perfection of the security interest granted herein, including without limitation, financing statements or similar instruments suitable for filing in such jurisdictions and localities as GE[*] may determine. To the extent permitted under applicable law, a photocopy or other reproduction of any financing statement or other instrument executed pursuant to this paragraph III(E)(2) shall be sufficient for filing to perfect the security interests granted herein. It is the intention of the parties that any instrument described in this paragraph shall be sufficient to evidence the security interest in whatever amount it shall represent from time to time, regardless of the value of the security interest at the time such instrument was executed or filed.

(3) POL shall keep the Collateral at (i) its facilities or those of its Affiliates in [*] (ii) the facilities of its service vendor in [*], and (iii) the facilities of GE[*] and its Affiliates in [*], or (iv) at such other location(s) as GE[*] shall agree in advance in writing; provided that nothing herein shall prohibit POL from transporting or consigning any Collateral as necessary in connection with its preparation for sale, or sale, in the ordinary course of POL's business. POL shall not use or keep the Collateral in circumstances which violate the conditions of any policy of insurance thereon. To the extent permitted by applicable law, GE[*] shall have the right to receive ownership and physical possession of Gem Diamond inventory having a realizable market value equal to its security interest hereunder in the event of the Bankruptcy of POL.

(4) POL hereby represents and warrants to GE[*] that no Lien currently exists against any of its assets including, without limitation, any inventories of Gem Diamonds, which has,

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or in the event of the Bankruptcy of POL, would have, a superior or equal priority to the security interest created hereby. POL covenants and agrees that, except for Permitted Liens, it shall not create any Lien against, or permit any Lien to attach to, the Collateral which has, or in the event of the Bankruptcy of POL, would have, a superior or equal priority to the security interest created hereby.


                          PART III - GENERAL PROVISIONS

IV.      OTHER PROVISIONS RELATED TO PROCESSED GEM DIAMONDS.

(A) Disclosure of Processing. (1) The following legend shall be contained in (i) each set of GE[*] Delivery Documentation, and (ii) a letter delivered by POL to the management of each of its customers upon the occasion of such customer's receipt of its first delivery of processed Gem Diamonds (other than any Unimproved Processed Diamonds):

If the processed gem Diamonds are in a [*]state:

         Every diamond in this parcel is a natural gem diamond that has been processed to improve its color, brightness and brilliance. Each one is identical to any other natural diamond with the same color, clarity and size. This improvement is permanent and does not require any special care or maintenance. The process applied does not involve irradiation, laser drilling, surface coating or fracture filling, and results in no adverse change in the all-natural contents of the diamond.

If the processed gem Diamonds are in a [*], [*] or [*] and [*] state:

         [This] [Each] diamond [in this group] is a natural gem diamond that has been processed to improve its color, brightness and brilliance. [It] [Each] is identical in all respects to any other natural diamond with the same cut, color, clarity and size. This improvement is permanent and does not require any special care or maintenance. The process applied does not involve irradiation, laser drilling, surface coating or fracture filling, and results in no adverse change in the all-natural contents of the diamond.

In addition, such letter delivered by POL to first-time buyers of processed Gem Diamonds shall be accompanied by a copy of the press release, in such form as the Parties shall determine, published by the Parties following the execution of this Agreement.

(2) The text of the legends and the letter described in paragraph IV(A)(1) may be modified from time to time, subject to each Party's written consent not to be unreasonably withheld, it being understood that consent would be deemed to be unreasonably withheld if the modification proposed is based upon advice of legal counsel (of the Party proposing modification). In the event of any agreed modification, such modified legends and letters shall thereafter be used to the same extent and in the same manner as specified in this paragraph IV(A).

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(B) Sample Testing of [*] and [*] Gem Diamonds. POL or its Affiliate has [*] and
[*] a sample of processed Gem Diamonds provided to it by GE[*] (the "Sample Diamonds") and has sent the Sample Diamonds to: (1) [*] (2) [*] (3) [*] and (4) [*]for grading as to their quality, clarity and color. POL has provided GE[*] with a copy of all documentation received from each laboratory relating to the inspection and grading of the Sample Diamonds. POL has arranged for the Sample Diamonds to be stored, together with the laboratory reports and any certifications, for safekeeping in a segregated area identifying them as the Sample Diamonds. POL shall bear [*] of the acquisition, cutting and polishing and other incidental costs for the Sample Diamonds and shall own and bear the risk of loss with respect to the Sample Diamonds, but may not sell or dispose of them without GE[*]'s prior written consent.

(C) Representations; Indemnities. (1) GE[*] hereby covenants and agrees that GE[*]'s and its Affiliates' activities conducted in connection with this Agreement will be conducted in accordance with this Agreement, that such activities will, to the best of GE[*]'s and GE's knowledge, not violate the rights of any person who is not and has not in the past been affiliated with or employed by POL, LKI or their Affiliates and that such activities and their other businesses will be conducted in accordance with all applicable laws and regulations. GE[*] represents and warrants to POL that as a result of GE[*]'s processing of Gem Diamonds, the color, brightness and brilliance resulting from such processing will not change and is permanent to the same extent that the color, brightness and brilliance of an unprocessed, natural diamond having the same color, brightness and brilliance will not change and is permanent. GE[*] and its Affiliates who conduct activities in connection with this Agreement hereby indemnify and hold harmless, on an after-tax basis, POL and its Affiliates and their employees, officers and directors from and against any loss, cost, liability, expense or obligation (including reasonable attorneys' fees and costs of defense) (collectively, "Losses") incurred by any such indemnified party arising from any claim (including, without limitation, any litigation or other judicial or administrative proceeding or any investigation of any type or nature), or imposed on them by any third party (including any governmental, administrative or similar body, including, without limitation, any taxing authority) (any of the foregoing hereinafter referred to as a "Claim"), arising out of or resulting from a breach by GE[*] or its Affiliates of GE[*]'s covenants, representations or warranties in this Agreement.

(2) POL hereby covenants and agrees that POL's and its Affiliates' activities conducted in connection with this Agreement will be conducted in accordance with this Agreement, that such activities will, to the best of POL's and LKI's knowledge, not violate the rights of any person who is not and has not in the past been affiliated with or employed by GE[*], GE or their Affiliates and that such activities and their other businesses will be conducted in accordance with all applicable laws and regulations. POL and its Affiliates who conduct activities in connection with this Agreement hereby indemnify and hold harmless, on an after-tax basis, GE[*] and its Affiliates and their employees, officers, and directors from and against any Losses incurred by any such indemnified party arising from, or imposed on them in connection with, any Claim arising out of or resulting from a breach by POL or its Affiliates of POL's covenants, representations or warranties in this Agreement.

(3) (a) Each Party will promptly notify the other Party in writing (in the case of notice to GE[*], with notice being given to the General Manager of GE [*] and in the case of notice to POL, with notice being given to the President of POL) of any Claim or any investigation or inquiry by any independent laboratory or any governmental, regulatory or administrative body or any media organization relating to processed Gem Diamonds, the method of processing, the disclosure or activities referred to in paragraph IV or similar matters. The Parties shall consult with each other regarding defending against or responding to any such Claim, investigation or inquiry, provided, however, that any Party against whom request for indemnity is made under paragraph IV(C)(1) or (2) above and who acknowledges in writing to the other Party its obligation to so indemnify, may, at its election, control the defense, including the selection of counsel, of any Claim which is the subject of such request for indemnity (other than in a proceeding relating to a Claim asserted by a taxing authority, in which case the indemnified party may, at its election, control the defense and select counsel, provided, however, that the indemnifying party shall, subject to the indemnified party's right to control the defense, have a right to participate fully at its expense in such proceeding).

         (b) Any response by POL or any Affiliate to an inquiry regarding the type, nature, purpose or effect of the processing involving statements other than a response consisting of the same substance as that contained in the disclosure legend in paragraph IV(A), shall require GE[*]'s prior written consent, which shall not be unreasonably withheld. In addition, each Party may, following consultation with the other Party, disclose publicly the information regarding the processing as described in the legends in paragraph IV(A), if it determines that such disclosure is advisable due to a lack of public knowledge, misperception or misunderstanding in the marketplace or advice of counsel.

(4) In the event that a Claim is made by any third party, or any governmental or other authority, alleging that the disclosure provided for in paragraph IV(A) hereof, the press release described in the Transition Agreement or any written amendments or modifications to the foregoing are in any way unlawful (an "Other Claim"), each Party will contribute to any (i) amounts payable to any third party (including any judgments or settlements made in favor of such third party), and (ii) legal or other out of pocket expenses in connection with defending against such Other Claim (the amounts referred to in the foregoing clauses (i) and (ii), hereinafter collectively referred to as the "Costs") in the following proportion: [*]) of the Costs will be paid by GE[*] and [*] of the Costs will be paid by POL.

(5) (a) In the event that an Other Claim is brought against both Parties, the Parties shall in good faith consult with each other to select single counsel to represent both Parties in any proceeding concerning such Other Claim If the Parties are unable to so select a single counsel, then each Party shall assume the defense of such Other Claim as against itself. The Parties shall cooperate and consult in good faith with each other regarding defending against or responding to such Other Claim.

         (b) In the event that an Other Claim is brought against only one Party, such named Party will promptly give written notice thereof to the other Party, in the manner provided in paragraph IV(C)(3)(a) above. The Party against which the Other Claim was brought shall have the right to control the defense of such Other Claim with counsel of its choice. The Parties shall cooperate and consult in good faith with each other regarding defending against or responding to such Other Claim; provided, however, that the non-named Party may select separate counsel to protect its interest in such proceeding to the extent possible, if, in good faith, it is believed by such Party that there may be a conflict between their positions in conducting the defense of such Other Claim.

(6) In the event that an Other Claim is brought against one Party or both Parties, each Party hereby agrees that neither will, without the prior written consent of the other, settle, compromise or consent to the entry of any judgment relating to such Claim without first having given thirty (30) days' prior written notice to the other Party and conferring in good faith with such other party during such thirty (30) day period regarding any possible alternatives to such settlement, compromise or judgment.

(7) Each of the Parties represents and warrants to the other that, to the best of its knowledge and belief, the implementation of this Agreement by means of the compliance of each of them with the provisions herein will not violate any law or regulation.

(8) The provisions hereof shall not be deemed to limit either Party's rights in the event of that the other Party shall fail in any way to comply with the disclosure procedures set forth in paragraph IV (A) hereof.

V.       CONFIDENTIALITY; INTELLECTUAL PROPERTY AND OTHER RIGHTS.

(A) (1) Each of POL and GE[*] and their respective Affiliates shall, and shall cause, including by requiring execution of confidentiality agreements consistent herewith, their respective employees, officers, directors and advisers ("Representatives") to, keep secret and confidential, except to the extent permitted by paragraphs III(A) and IV, (a) the existence and terms of this Agreement, (b) the activities conducted pursuant to this Agreement, and (c) all information and data regarding the shipments, costs, sales, prices, and processing schedules, and (2) POL shall, and shall cause its Representatives to, keep secret and confidential all Specifications, processes, effects of processes, equipment, equipment settings and other functional information, technical knowledge, experience, technology, intellectual property or know-how, including any modifications or improvements thereto (the "Technical Information") that may have been or be made available or otherwise learned or acquired in connection with or in contemplation of the activities contemplated by this Agreement (whether before or after the date of this Agreement), in each case except (x) as otherwise expressly permitted by this Agreement, (y) with respect to information covered hereby (other than Technical Information) that has been broadly and publicly disseminated not in violation of any confidentiality obligation applicable to the Party (or its Affiliates or Representatives) seeking to disclose the information or (z) to the extent compelled to be disclosed by court or administrative order or similar judicial process and after giving the other Party reasonable written notice and an opportunity to seek a protective order and in any event after obtaining confidential treatment to the fullest extent available under law. GE[*] shall use its best efforts to prevent disclosure of Technical Information in any manner that would be reasonably expected to have a material adverse effect on the marketability or sale prices for Gem Diamonds processed by GE[*] or its Affiliates under this Agreement, provided that GE[*] and its Affiliates shall be permitted to use and disclose such Technical Information as needed to protect their proprietary and property rights therein, to conduct their businesses, including without limitation to develop technical capability and processes referred to in paragraph II(B) and to the extent it determines is necessary in connection with any of the matters referred to in paragraph IV. To the extent consistent with the foregoing, each Party further agrees to disclose the information referred to above only to its Affiliates and Representatives who need to have such information to assist such Party in fulfilling its obligations and performance under this Agreement and to take measures necessary (including by requiring execution of confidentiality agreements consistent herewith) to ensure such persons maintain the confidentiality of such information in accordance with the terms of this paragraph as applicable to GE[*] and POL. In the event either Party determines, based upon advice of its legal counsel, that this Agreement or any information required to be kept confidential as referred to above, must be disclosed under the Exchange Act, the rules of any national securities exchange or the rules, regulations or requirements of a federal agency or other governmental authority, such Party shall promptly notify the other Party in writing of the nature and extent of the disclosure counsel has advised is required to be made and such other Party's written consent thereto, including with regard to the actual text of any such disclosure, shall be required (but may not be unreasonably withheld) prior to making such disclosure, and in all events the disclosing Party shall obtain confidential treatment for any disclosed information to the fullest extent obtainable without enduring undue hardship or material detriment to its business. Each Party acknowledges that money damages will not be adequate compensation for a breach of this paragraph and thus injunctive relief shall, in addition to other remedies, also be available.

(B) All rights and interests to and in all Technical Information are and shall remain fully vested in GE[*] and/or its Affiliates, as applicable, and nothing in this Agreement nor any activities of the Parties or their Affiliates conducted in connection herewith or in contemplation hereof shall be deemed or construed to transfer, license or vest any right, interest, claim or benefit in, to, or under any such Technical Information to POL, LKI, any of their Affiliates, or any other person or entity. Any Technical Information in written form (including copies, summaries, excerpts, analyses or reports reflecting or incorporating any Technical Information) shall be promptly returned to GE[*] upon any termination of this Agreement or, with respect to Technical Information, upon GE[*]'s earlier request.

VI.      TERMINATION AND RENEWAL.

(A) This Agreement may be terminated as follows:

(1) If, during the term of this Agreement, without reference to any other costs of either Party, the [*] (calculated in accordance with United States GAAP, consistently applied) received from the sale of Gem Diamonds during any [*]period of [*]calendar [*]is less than the [*] paid or incurred by the Parties with respect to the Gem Diamonds sold during such [*] period, then either Party shall have the right to terminate this Agreement upon [*] months' written notice. Notwithstanding the foregoing, a Party shall not be permitted to terminate this Agreement pursuant to this clause (A)(1) if such Party's breach or non-fulfillment of its obligations under this Agreement materially contributed to the circumstances giving rise to such right of termination. No [*] measurement period used for purposes of this paragraph shall commence prior to the Commencement Date (as that term is defined in that certain Transition Agreement of even date herewith by and between the Parties).

(2) In the event that a Party materially breaches this Agreement, the non-breaching Party may terminate this Agreement if the breach is not cured within [*]days after written notice of such breach by the nonbreaching Party to the breaching Party (or may terminate this Agreement immediately in the case of a material breach that is not curable, including without limitation a breach of paragraph IV(A) or paragraph V).

(3) In the event a Change of Control occurs or is pending pursuant to a written agreement, the Party that is not undergoing a Change of Control (with respect to itself or an Affiliate) may terminate the Agreement upon [*]prior notice. Each Party shall notify the other Party in writing as much in advance as possible of any such proposed or pending Change of Control.

(4) Either GE[*] or POL may terminate this Agreement upon [*]days' advance written notice if: (x) litigation or other judicial, administrative or investigative process or proceeding relating to any of the activities conducted in connection with this Agreement has been formally commenced against it or its Affiliate, and (y) legal counsel for such Party or its Affiliate determines, based upon the information available to it, that it is more likely than not that the outcome of such litigation or other process will be in favor of the person or group that commenced such litigation or other process and will result in (A) a material adverse economic effect, measured in the context of the economics of this Agreement (including, by way of example, [*] or [*]or other monetary award or payment(s)), or (B) permanent injunctive or other similar equitable relief resulting in such an adverse economic effect, or (C) other relief (such as, for example, a declaratory judgment) that, if granted, would, in the good faith judgment of the chief executive officer of a Party or its parent entity, result in such injury to its business reputation or goodwill that had such Party been aware of the likelihood of such litigation or other process occurring, it would not have entered into this Agreement.

(5) Notwithstanding anything to the contrary set forth herein, either GE[*] or POL may suspend its performance under this Agreement without liability during the pendency of any litigation or other judicial proceeding relating to this Agreement which is commenced against it or any of its Affiliates by the other Party or any of its Affiliates.

(B) Unless earlier terminated as provided above, this Agreement shall have a term ending on December 31, 2009, provided, that it shall be automatically renewed (for a five-year term with similar subsequent possible renewals) unless either Party gives written notice of termination on or before the date that is six months prior to the scheduled termination date.

(C) Upon the occurrence of any termination pursuant to paragraph VI(A) or the nonrenewal of this Agreement pursuant to paragraph VI(B), the Parties shall promptly take all necessary and appropriate actions to effectuate the termination of the activities contemplated by this Agreement in an orderly manner consistent with the provisions set forth herein. Any termination of this Agreement shall not terminate or impair any Party's accrued or vested rights hereunder. Without limiting the generality of the foregoing, upon any termination of this Agreement, the Parties shall provide that (i) all Gem Diamonds then in process (whether in possession of GE[*] for processing or at any other pre-sale stage under this Agreement) are brought to completion so as to be ready for sale, (ii) all finished Gem Diamonds are divided into appropriate categories by grade, size, color and shape, and (iii) all such categories are equitably divided between GE[*] and POL such that ownership and physical possession of Gem Diamonds representing [*] of the total estimated market value in each category is transferred to GE[*] by POL, and the remainder retained by POL. Notwithstanding any termination of this Agreement, the following provisions shall survive and continue to apply indefinitely or as otherwise provided below:


(i) the indemnity obligations in paragraph IV(C) as they relate to events or occurrences while the Agreement was in effect;

(ii) the confidentiality and nondisclosure obligations in paragraph V(A) (except GE[*], its Affiliates and Representatives shall no longer be bound to keep the Technical Information confidential);

(iii) the provisions in paragraph V(B) relating to GE[*]'s and its Affiliates' rights with respect to the Technical Information;

(iv) paragraph VII(A) (to the extent it relates to provisions of the Agreement still in effect); VII(B) (to the extent provided therein); VII(E) (as it relates to retaining books and records and also as necessary to carry out the audit process for the year in which the Agreement terminated); VII(H) (as it relates to obligations still in effect); and VII(I), (J), and (K); and

(v) GE and LKI shall continue to be bound by paragraphs IV(A) and (C), V(A) and
(B) (to same extent applicable to GE[*] and POL, respectively), VII(B) (to same extent applicable, if at all, to GE[*] or POL, respectively), VII(H), (I), (J) and (K).

VII.     MISCELLANEOUS.

(A) The Parties shall use their best efforts to ensure that any dispute or controversy relating to the validity, interpretation, implementation, breach or termination of any provision of this Agreement between the Parties (a "Dispute") shall be promptly and amicably settled by discussions between the chief executive officer of each of POL and of the [*] Division of GE (or their respective successors). If no resolution is reached by such persons within 30 days, the matter will be presented for resolution to [*], President and Chief Executive Officer, GE [*] of GE, or his successor and Mr. Maurice Tempelsman,

Chairman, LKI or his successor. In the event the Dispute then remains unresolved for an additional 30 day period, either Party may submit the Dispute for resolution by mediation pursuant to the Center for Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will continue for at least 60 days and if the Dispute then remains unresolved, the Parties shall within 20 days after such 60 day period ends, agree upon a third-party arbitrator or, if they cannot agree, permit the American Arbitration Association to appoint a third-party arbitrator, whose decision will be binding upon the Parties and enforceable in courts having jurisdiction to enforce such decisions.

(B) (1) In consideration of the important commitments that each Party makes in this Agreement, during the existence of this Agreement: (i) without the prior written consent of POL, GE[*] and GE shall not, and shall use their best efforts to ensure that each Affiliate of GE or GE[*] does not, whether directly or indirectly for itself or others undertake -- or sell, distribute, offer for sale or market natural gem diamonds that have been subjected to -- the same or similar type of processing of natural gem diamonds (meaning processing to improve color, brightness and brilliance) as is to be conducted pursuant to this Agreement, as such process may be modified or improved during the existence of this Agreement, except as contemplated by this Agreement, and (ii) without the prior written consent of GE[*], POL and LKI shall not, and shall use their best efforts to ensure that each Affiliate of POL or LKI does not, whether directly or indirectly for itself, himself or others, process gem diamonds, or manufacture, cut, polish, finish, purchase, sell, distribute, offer for sale, or market gem diamonds processed in the same or similar way as the Gem Diamonds are processed by GE[*] (meaning processing to improve color, brightness and brilliance), as such process may be modified or improved during the existence of this Agreement, except as contemplated by this Agreement; provided that POL, LKI, or their Affiliates shall not be deemed to have violated this provision if none of them knew, or with reasonable inquiry could have known, that any such gem diamonds had been or were to be so processed, it being understood that knowledge of the employees and Representatives of POL, LKI and each of their Affiliates shall be attributed to each of POL, LKI, and each Affiliate. The Parties agree that in the event this Agreement is terminated pursuant to paragraph VI(A)(2) due to a material breach of this Agreement by a Party, the restrictions in this paragraph VII(B) shall continue to apply to the breaching Party and its Affiliates to the same extent as above for a period of [*] after such termination. No such extension shall apply in the event of a termination of this Agreement by mutual consent of the Parties.

(2) The foregoing restrictions in paragraph VII(B)(1) shall not be construed to apply to any (x) Financial Services Business of a Party or of any of its Affiliates, (y) any passive investment activity by any pension or retirement fund or program operated by or for the benefit of any Party or its Affiliates, or (z) any business activity which would otherwise violate the foregoing restrictions which is acquired from or carried on by any entity (an "Acquired Company") which is acquired by, combined with, or otherwise becomes an Affiliate of, any Party after the date hereof, provided that, within one hundred and eighty (180) days after the purchase or other acquisition of the Acquired Company, such party disposes of the relevant portion of the Acquired Company's business or causes such Acquired Company to comply with the foregoing restrictions.

(C) POL shall not:

(1) actively participate from an office in the United States in (i) arranging, negotiating, or concluding purchases of, or entering into or otherwise concluding supply agreements for, Gem Diamonds, or (ii) marketing or promoting the sale of Gem Diamonds, or soliciting any orders, negotiating any sales contracts, or performing other significant activities in connection with the pursuit and/or consummation of any sales of Gem Diamonds; provided that POL may purchase Gem Diamonds in the United States through a related party acting on its behalf, but only if POL compensates such related party on an arm's length basis for such purchasing activity on its behalf (for purposes of this Agreement, the terms "arm's length" and "related party" are defined in Section 482 of the Internal Revenue Code);

(2) represent to any person that POL can be contacted through an office in the United States;

(3) accept any orders received by an office in the United States (and instead all such orders shall be promptly referred to an office outside the United States as described below); or

(4) notwithstanding anything to the contrary set forth in this Agreement, hold inventory of Gem Diamonds in the United States except on a short-term basis as shall be necessary in connection with the certification of such inventory.

POL also agrees that it will maintain, in its own name, one or more offices outside the United States, and that such office or offices shall materially participate in all sales by POL of Gem Diamonds in connection with this Agreement. In particular, and without limiting the foregoing, such office or offices of POL outside the United States shall actively participate in soliciting all orders, negotiating all sales contracts, and performing all other significant activities in connection with the pursuit and/or the consummation of sales of Gem Diamonds in connection with this Agreement. For purposes of this paragraph, POL shall be considered to maintain an office in its own name if such office is maintained by a wholly-owned (direct or indirect) subsidiary of POL and such subsidiary is a dependent agent of POL that has, and regularly exercises, authority to negotiate and conclude contracts on behalf of POL (whether as a disclosed or undisclosed agent).

(D) The Parties agree that each Party's respective obligations under this Agreement may be suspended for a reasonable time as a result of an inability to perform in a commercially reasonable manner due to force majeure (including embargoes, acts of God or governmental entities, labor strikes or third party actions not controllable by a Party) and agree to provide prompt written notice to each other regarding the commencement and termination of any such event.

(E) Each of GE[*] and POL shall maintain and retain accurate and complete books and records relating to the transactions and activities conducted pursuant to this Agreement, separate and apart from those maintained by any of their respective Affiliates. On an annual basis beginning in [*], coincident with the annual end of [*] determination and reconciliation provided for in paragraphs I(E) and I(F), (i) GE[*] and POL shall conduct a physical inventory of all Gem Diamonds which have been delivered to GE[*] for processing or are at any subsequent stage of completion, and (ii) Ernst & Young shall prepare and submit to the Parties a special report (subject to review by GE[*]'s auditors) reporting the results of its methodical examination and review ("audit") of the books and records maintained by the Parties which reflect or contain information relevant to determining the accuracy of amounts of Gem Diamond inventories, Acquisition Costs (including, without limitation, Acquisition Costs assigned by POL to any Co-mingled Diamonds), Preparation Costs, Pre-Processing Costs, Post-Processing Costs, Certification Costs, the Post-Processing Cost Factor, the Pre-Processing Cost Factor, the Certification Cost Factor, Processing Fees, Salvage Values payments under paragraph III(D), sales revenues, cumulative losses for purposes of paragraph VI(A)(1), information in POL Delivery Documentation, GE[*] Delivery Documentation and Usage Reports, or any other amounts (or information necessary to determine such amounts) payable by or to a Party under this Agreement and such other information as may be mutually agreed by the Parties (collectively, the "Material Information"). Such special report shall be finalized and delivered to the Parties no later than [*] of the relevant year. GE[*] shall pay Ernst & Young's fees, except that POL shall pay any such fees which arise from revalidation of its special report which is requested by GE[*]'s auditors and produces a material change in such report. Prior to commencement of such audit, the Parties shall cause Ernst & Young and GE[*]'s auditors to enter into appropriate confidentiality agreements. Each Party will, and will cause its Representatives to, cooperate fully in such audit. In addition, each of GE[*] and POL and their Representatives shall be entitled, on reasonable advance notice, to have access, at their own expense, to the other Party's (and its Affiliates') books, records, supporting documentation relating to the Material Information (other than customer and supplier names and addresses and other proprietary, competitively sensitive information that is not an essential component of Material Information as may be agreed by the Parties) and to discuss such matters with knowledgeable personnel and advisers of such Party, in each case as necessary to verify the accuracy and completeness thereof. The results of any such independent audit shall be binding upon the Parties and the amounts payable under this Agreement by or to a Party shall be adjusted to correct any errors or miscalculations that are identified as a result of any such audit. POL has committed to GE[*], and GE[*] is relying upon such commitment, that POL will conduct its sourcing activities and selling activities hereunder in a manner that reflects that POL is to receive the synergistic and market benefits of its affiliation with LKI (to be passed along to GE[*] under the purchasing and selling transactions contemplated by this Agreement) but as though POL were not controlled by LKI to the extent such control could be used to deprive POL of any benefit or advantage (including without limitation through transfer pricing or similar dealings) that POL would have as a non-controlled entity.

(F) The Parties hereto and any of their Affiliates who perform any activities contemplated by this Agreement are independent contractors. Nothing in this Agreement is intended, or shall be deemed or construed, or be treated by any person, to constitute the establishment of, or result in the existence of, any partnership, agency, franchise or joint venture relationship among any of the Parties or their Affiliates. Except as and to the extent, if any, expressly provided in this Agreement, no Party shall incur debts or make any commitments for or on behalf of the other Party or its Affiliates. The Parties agree that they and their Affiliates will report the transactions described herein in a manner consistent with this Agreement for tax purposes.

(G) All amounts payable to a Party under this Agreement shall be denominated and payable in U.S. dollars and no foreign currency exchange rate fluctuations shall be taken into account in determining the amount of any payment. The Parties agree to use their best efforts to take such further actions, including entering into supplemental agreements, amendments to this Agreement and preparing and executing other additional documentation, as reasonably necessary or appropriate to more fully reflect and implement the agreements understandings, intentions and arrangements contemplated by this Agreement.

(H) Each of GE on the one hand and LKI on the other hand shall take any and all actions as are reasonably necessary or appropriate to cause and enable (including, if necessary, by providing funding) GE[*] and its relevant Affiliates and POL and its relevant Affiliates, respectively, including any assignee pursuant to paragraph VII(I), to perform their respective obligations under this Agreement in a timely manner and shall be directly responsible for their respective nonperformance or delayed performance.

(I) The provisions of this Agreement shall inure to the benefit of the Parties hereto, their Affiliates who perform activities to the extent permitted hereby and their permitted assigns. No Party's rights, obligations or performance under this Agreement may be assigned (with a merger into, or a similar transaction with, another entity in which the Party is not the surviving entity being treated as an assignment) or subcontracted, except that (1) GE[*]'s rights, obligations and performance may be assigned or subcontracted to GE or to an Affiliate of GE reasonably acceptable to POL (written notice to be given prior to any proposed assignment or subcontract subject to such acceptance), and (2) POL's rights, obligations and performance may be assigned or subcontracted to an Affiliate of POL reasonably acceptable to GE[*] (written notice to be given prior to any proposed assignment or subcontract subject to such acceptance). Notwithstanding the foregoing, the Parties understand that GE[*]'s processing will take place at GE's facility located in [*], through a [*]; GE[*] will use its commercially reasonable efforts to relocate such processing activities to GE[*]'s facility located in [*] by [*] Nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights under, or with respect to the subject matter of, this Agreement. This Agreement (including the Attachments hereto and the Specifications), the Confidentiality Agreement dated February 19, 1997 to which LKI and GE are parties, that certain Joint Defense Agreement fully executed on February 4, 1998 by LKI and GE, and that certain Transition Agreement of even date herewith by and among GE, GE[*], LKI and POL contain the entire agreement of the Parties with respect to the subject matter hereof and thereof. This Agreement may be modified only in a writing signed by the Parties and, with respect to any of the matters referred to on the signature page hereof as being binding upon GE and LKI, also signed by GE and LKI.

(J) Notices to be given by one Party to the other under this Agreement shall be effective when delivered at the address (or facsimile number) specified below, as the same may be changed from time to time:

        If to GE[*] to:    GE [*]
                           [*]
                           [*]

        with a copy to:    GE [*]
                           [*]

                  and to:  General Electric Company
                           3135 Easton Turnpike, W3A
                           Fairfield, CT  06431
                           Attention: Senior Counsel for Transactions
                           Fax: 203-373-3008

        If to POL:         Pegasus Overseas Ltd.
                           c/o Graham, Thompson & Co.
                           Sassoon House
                           Shirley Street and Victoria Avenue
                           P.O. Box N272
                           Nassau, New Providence, Bahamas
                           Attention:  President
                           Fax:  242-328-1069

        with a copy to:    Lazare Kaplan International Inc.
                           529 Fifth Avenue
                           New York, NY  10017
                           Attention: President
                           Fax: 212-697-3197

                  and to: Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas
                           New York, NY  10019-6064
                           Attention: Theodore Sorensen
                           Fax: 212-757-3990

                  and to: Warshaw Burstein Cohen Schlesinger & Kuh L.L.P. 555 Fifth Avenue
                           New York, NY  10017
                           Attention: Lucien Burstein
                           Fax: 212-972-9150

(K) This Agreement and the performance hereunder shall be governed by and construed under the laws of the State of New York, without regard to the choice of law rules of such state, and each Party and other signatory hereto and their respective Affiliates which conduct activities in connection with this Agreement shall submit to the jurisdiction of state and federal courts situated in New York, New York for the purpose of facilitating the enforcement of any arbitration award or decision under paragraph VII(A) or injunctive relief as contemplated by paragraph V(A).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, in one or more counterparts, as of the date first written above.


Witness:                         PEGASUS OVERSEAS LTD.


/s/ James L. Barnes              By:  /s/ Maurice Tempelsman
---------------------------           -------------------------------
James L. Barnes                       Name:  Maurice Tempelsman
                                      Title:  Chairman


                                 GE [*]


                                 By: /s/ William A. Woodburn
                                     --------------------------------
                                     Name:  William A. Woodburn
                                     Title:  Director


The below listed companies shall be subject to and bound by paragraphs III(B)(3), IV(A) and (C), V(A) and (B), and VII(B), (H), (I), (J) and (K) of this Agreement:


LAZARE KAPLAN INTERNATIONAL INC.         WITNESS:


/s/ Maurice Tempelsman               /s/ James L. Barnes
--------------------------------     --------------------------------
Name:  Maurice Tempelsman                James L. Barnes
Title:  Chairman



GENERAL ELECTRIC COMPANY


/s/ William A. Woodburn
---------------------------------
Name:  William A. Woodburn
Title:  Vice President and General Manager

                                  ATTACHMENT A

(A) The following terms used but not defined in the Agreement have the following meanings:

         "ACQUISITION COST" with respect to any Gem Diamond or package of Gem Diamonds, means [*]) of (i) POL's actual out-of-pocket purchase price for such Gem Diamond(s), and (ii) any additional out-of-pocket costs related to the purchase of Gem Diamonds paid by POL or its Affiliates and approved in writing by GE[*], in each case, without any profit or mark-up thereon, and in the case of a purchase by POL from an Affiliate, without any profit or mark-up on such Affiliate's out-of-pocket costs. In the event that POL acquires Co-mingled Diamonds, POL will make a good faith estimate of the market value of the Co-mingled Diamonds and will apply an appropriate discount to that market value such that as a result the Acquisition Cost for such Gem Diamonds shall be no greater than POL's actual out-of-pocket purchase price for such Gem Diamonds (plus any related additional costs approved as described above), provided that in no event shall the Acquisition Cost be an amount higher than the comparable price at which the individual Gem Diamonds constituting a portion of the Co-mingled Diamonds could be purchased separately from an independent dealer, trader or other third party.

         "AFFILIATE" means a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

         "BANKRUPTCY" means, with respect to any Party, (i) such Party's ceasing to function as a going concern (including inability to meet obligations as they mature), (ii) the appointment of a receiver for such Party's assets, (iii) the initiation of any proceeding by or against such Party under any bankruptcy or insolvency law (which proceeding, if initiated by a third party, has not been dismissed within sixty (60) days after the commencement thereof), (iv) such Party's making of an assignment for the benefit of creditors or entering into any similar arrangement, or (v) (A) the declaration of a material default by any lender to such Party with regard to any debt or obligation for money owed, which default is not cured on or before the expiration of any applicable cure period, and (B) the acceleration of such debt or obligation for money owed, and (C) the continuation of such declaration and acceleration at the time of the determination of such bankruptcy.

         "BUSINESS DAY" means any day other than a Saturday or Sunday or other day on which the commercial banks in [*] [*] or [*] are required or authorized by law or executive order to close.

         "CERTIFICATION COST FACTOR" for any [*] or other period means an amount reasonably estimated to represent the per-carat allocation of the Certification Costs for such period over the number of carats of Prepared Gem Diamonds expected to be delivered to GE[*] by POL during such period.

         "CERTIFICATION COSTS" for any period means the actual amount of the costs listed in Part C of Annex 1 attached hereto paid or incurred by POL or its Affiliates during such period in obtaining certification of Gem Diamonds as required by Paragraph III(A) of the Agreement from [*]certification laboratories, without any profit or mark-up thereon, and reflecting any discount or rebate paid or credited in any form to POL or its Affiliates.

         "CHANGE OF CONTROL" means:
         (A) with respect to LKI (i) the Tempelsman Family ceasing to have beneficial ownership of Voting Shares possessing more than [*]of the total voting power of all outstanding Voting Shares, or (ii) the acquisition in a transaction or series of transactions by a person or a group (within the meaning of Rule 13d-5 and Section 13(d) under the Exchange Act) (a "Group") of beneficial ownership of Voting Shares possessing total voting power greater than the total voting power represented by the Voting Shares beneficially owned by the Tempelsman Family, or (iii) the acquisition in a transaction or series of transactions by a Disqualifying Person, as a person or as part of a Group, of beneficial ownership of Voting Shares possessing at least [*] of the total voting power of all outstanding Voting Shares, if in connection with or as a result of such ownership interest, such Disqualifying Person either (x) does not, at all times thereafter, meet the requirements of Rule 13d-1(b) or (c) under the Exchange Act or (y) has access to information that is subject to the confidentiality and nondisclosure requirements of paragraph V(A), or (iv) the approval by the shareholders of LKI and/or its Board of Directors of a plan for its liquidation, dissolution, merger or consolidation unless, in the case of a merger or consolidation, those persons holding Voting Shares immediately following such transaction have substantially the same proportionate voting rights in respect of such entity as they had in respect of LKI immediately prior to such transaction, or (v) the election or appointment of any person to the Board of Directors of LKI or the resignation of any person or persons on such board if, following such election, appointment or resignation, a majority of the members of such Board ceases to consist of individuals who are Continuing Directors, or (vi) LKI ceasing to be subject to the periodic public reporting requirements of the Exchange Act or the regulations thereunder, provided that the occurrence of the event described in this clause (vi) shall not be deemed in itself to constitute a Change of Control if at all times following such event either Maurice Tempelsman or Leon Tempelsman continues to serve as the chief executive officer or president (or such other highest ranking officer position) and Chairman or Vice Chairman of the Board of Directors of LKI, or (vii) the acquisition in a transaction or series of transactions by a person or a group (other than the Tempelsman Family, or a subsidiary of LKI or another entity controlled by the Tempelsman Family) of a majority of the assets or business of LKI; and

          (B) with respect to POL (or another Affiliate of LKI performing substantial activities under the Agreement) (i) the Tempelsman Family or LKI (or a subsidiary of LKI) ceasing to own Voting Shares with voting power sufficient to elect a majority of the directors to the Board of Directors of POL or such Affiliate), or (ii) the acquisition in a transaction or series of transactions by a Disqualifying Person, as a person or as part of a Group, of beneficial ownership of Voting Shares possessing at least [*] of the total voting power of all outstanding Voting Shares, if in connection with or as a result of such ownership interest, such Disqualifying Person (x) does not, at all times thereafter, meet the requirements of Rule 13d-1(c) under the Exchange Act (whether or not actually applicable) or (y) has access to information that is subject to the confidentiality and nondisclosure requirements of paragraph V(A), or (iii) the acquisition in a transaction or series of transactions by a person or a Group (other than the Tempelsman Family, LKI or a subsidiary of LKI) of at least a majority of the assets or business of POL or such Affiliate, or (iv) the approval by the shareholders and/or the Board of Directors of POL or such Affiliate of a plan for liquidation, dissolution, merger or consolidation of POL or such Affiliate unless, in the case of a merger or consolidation, those persons holding Voting Shares immediately following such transaction have substantially the same proportionate voting rights in respect of such entity as they had in respect of POL or such Affiliate immediately prior to such transaction; and

         (C) with respect to GE[*] (or another Affiliate of GE[*] performing substantial activities under the Agreement) (i) GE (or a subsidiary of GE) ceasing to own Voting Shares with voting power sufficient to elect a majority of the directors to the Board of Directors of GE[*] or such Affiliate, (ii) the acquisition in a transaction or series of transactions by a person or a Group (other than GE or a subsidiary of GE) of at least a majority of the assets or business of GE[*] or such Affiliate, or (iii) the approval by the shareholders and/or the Board of Directors of GE[*] or such Affiliate of a plan for liquidation, dissolution, merger or consolidation of GE[*] or such Affiliate unless, in the case of a merger or consolidation, those persons holding Voting Shares immediately following such transaction have substantially the same proportionate voting rights in respect of such entity as they had in respect of GE[*] or such Affiliate immediately prior to such transaction; and

         (D) any of the foregoing transactions or events constituting a Change of Control that occurs with respect to any successor or any assignee (under paragraph VII(I)) of any of LKI, POL, GE[*] or any Affiliate as referred to above.

         "COMPETITIVE BUSINESS" means manufacturing, processing and/or dealing in [*], or engaging in activities intended to produce results that are similar to those resulting from the processing performed by GE[*] pursuant to the Agreement.

         "CONTINUING DIRECTOR" with respect to any company or similar entity means a member of the Board of Directors of such entity who either (i) was a member of such Board on the date hereof, or (ii) was nominated or appointed (before his initial election) to serve as a member by a majority of the members of such Board who were persons described in clause (i) hereof at the time of such nomination or appointment, or (iii) was nominated or appointed (before his initial election) to serve as a member by a majority of the members of such Board who are persons described in clause (ii) hereof at the time of such nomination or appointment, provided in the case of clauses (ii) and (iii) that such member was not nominated or appointed as a result of or in connection with a proxy solicitation or proposal by a person other than a member of the Tempelsman Family.

         "CONTROL" (including the terms "CONTROLLED," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

         "DISQUALIFYING ACTIVITY" means a conviction, guilty plea or plea of no-contest for (i) a felony under U.S. law, (ii) a crime involving dishonesty, fraud or moral turpitude that has or is likely to have a material adverse affect on the business reputation or goodwill of such person, Group or Affiliated entity, or (iii) comparably serious criminal activity under other applicable law.

         "DISQUALIFYING PERSON" means (i) a person or Group that is engaged in a Competitive Business on the date on which such determination is made or has been so engaged within the last five years, or (ii) a person or Group that has, or has an executive level officer or key employee that has, while an executive level officer or key employee, engaged in a Disqualifying Activity within the period of five years prior to the date on which such determination is made.

         "ESTIMATED PREPARATION COSTS" means, with respect to any Prepared Gem Diamond, (i) the number of carats in such Gem Diamond, when delivered to GE[*] for processing, multiplied by (ii) the sum of the Pre-Processing Cost Factor, the Post- Processing Cost Factor and the Certification Cost Factor.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FINANCIAL SERVICES BUSINESS" shall include any activities undertaken in connection with or in furtherance of (i) Financing, (ii) Leasing, (iii) Default Recovery Activities or (iv) Other Financial Services Activities.

"Financing" shall include the making, entering into, purchase of, or participation in (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature, (ii) non-voting preferred equity investments, and (iii) voting equity investments (where such investment in voting equity is made in connection with a transaction referred to in either or both of clauses (i) or (ii) of this definition) which do not result in either
(a) the ownership of [*]or greater equity interest in the entity in which such investment is made by the person making such investment and its Affiliates in the aggregate or (b) an acquisition that would at the time of such acquisition cause such person to be an Affiliate of such entity.

"Leasing" shall include the leasing, under operating leases, finance leases or rental agreements, of property, whether real, personal, tangible or intangible.

"Other Financial Services Activities" shall include the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services or products or services or products related or ancillary to any of the foregoing.

"Default Recovery Activities" shall include the exercise of any rights or remedies in connection with any Financing, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Leasing or Other Financial Services Activity, under applicable law or otherwise) or in connection with the purchase or sale of goods and services including, without limitation, any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business) or Other Financial Services Activities or any property subject to any Leasing.

         "GAAP" means generally accepted accounting principles, applied consistently with prior periods.

         "[*] means a period of [*]calendar months ending on either [*] or [*] provided that the first [*] shall be the period beginning on the date of the Agreement and ending on [*]

         "INDEBTEDNESS FOR MONEY BORROWED" means all obligations for borrowed money, including (i) any obligation owed for all or any part of the purchase price of real property or other assets or for services, (ii) any capital lease obligation, (iii) any obligation of reimbursement, (iv) any guarantee of repayment for money borrowed, and (v) any factored receivables.

         "LIEN" means any mortgage, lien, pledge, charge, security interest, claim, restriction, encumbrance, or right, title or interest in any third party.

         "PERMITTED LIENS" means (i) Liens arising from and attaching to pledges or deposits by POL under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or arising from and attaching to deposits to secure public or statutory obligations of POL or deposits as security for contested taxes or import duties or for the payment of rent to any non-Affiliated party; (ii) Liens imposed by law in connection with the provision of goods or services to POL by non-Affiliated third parties, such as carriers' and warehousemen's liens, provided that payment for the goods or services giving rise to the lien is not yet due and payable or is being contested by POL in good faith and by appropriate proceedings; (iii) Liens for POL's taxes, assessments or governmental charges not yet due and payable or the validity of which is being contested in good faith and by appropriate proceedings and for which proper and adequate book reserves have been established by POL to the extent required by GAAP as then in effect, and then only to the extent that a bond has been filed in cases where the filing of a bond is permitted to avoid the creation of a Lien against any of POL's properties. Except to the extent expressly set forth in this paragraph, in no event shall Permitted Liens against the Collateral include any Lien arising from or relating to any Indebtedness for Money Borrowed of POL or any of its Affiliates.

         "POST-PROCESSING COST FACTOR" for any [*] or other period means an amount reasonably estimated to represent the per-carat allocation of the Post-Processing Costs for such period over the number of carats of Prepared Gem Diamonds expected to be delivered to GE[*] by POL during such period.

         "POST-PROCESSING COSTS" for any period means the actual amount of the costs listed in Part B of Annex 1 attached hereto paid or incurred by POL during such period in preparing Gem Diamonds for sale subsequent to processing by GE[*] under the Agreement, without any profit or mark-up thereon, and reflecting any discount or rebate paid or credited in any form to POL or its Affiliates.

         "PREPARATION COSTS" means the Pre-Processing Costs, the Post-Processing Costs and the Certification Costs.

         "PRE-PROCESSING COST FACTOR" for any [*] or other period means an amount reasonably estimated to represent the per-carat allocation of the Pre-Processing Costs for such period over the number of carats of Prepared Gem Diamonds expected to be delivered to GE[*] by POL during such period.

         "PRE-PROCESSING COSTS" for any period means the actual amount of the costs listed in Part A of Annex 1 attached hereto paid or incurred by POL during such period in preparing Gem Diamonds for processing by GE[*], without any profit or mark-up thereon, and reflecting any discount or rebate paid or credited in any form to POL or its Affiliates.

         "SALVAGE VALUE" when used with reference to Special Inventory Diamonds, means the sum of (i) [*] of the Acquisition Cost of the Gem Diamond from which such Special inventory Diamonds were produced, plus (ii) [*] of the Preparation Cost allocable to such Gem Diamond, less (iii) the portion of such Preparation Cost representing the Post- Processing Costs and the Certification Costs allocable to such Gem Diamond.

         "SPECIAL INVENTORY DIAMOND" means a Gem Diamond processed by GE[*] that, as a result of such process, has [*]or been [*]into, or is otherwise of, a [*]of less than .[*]of a carat and thus would be, in GE[*]'s good faith judgment, uneconomic to market and sell as a processed Gem Diamond.

         "SPECIFICATIONS" means the specifications for gem diamonds POL is to purchase and supply to GE[*] as contemplated by the Agreement as provided in writing by GE[*] to POL on or prior to the date hereof and as the same may be modified from time to time by written notice from GE[*] to POL.

         "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "TEMPELSMAN FAMILY" means (i) Mr. Maurice Tempelsman; (ii) any descendant (whether biological or adopted) of Mr. Maurice Tempelsman; (iii) the spouse of any person described in clause (i) or (ii) hereof; (iv) the estate of any person described in clause (i), (ii), or (iii) hereof; (v) any trust created by or arising under the will of any person described in clause (i), (ii), or (iii) hereof; or (vi) a corporation, limited liability company or other entity with respect to which the persons described in clauses
(i) - (v) above own Voting Shares possessing at least 51% of the total voting power of all outstanding Voting Shares (or such higher percentage as needed to elect a majority of the board of directors of a company or similar governing body of another organization).

         "VOTING SHARE" means an outstanding security possessing the right to vote on matters submitted to the stockholders and "voting power" shall mean the right to vote in the election of directors to the board of directors of a company or similar governing body of another organization.

(B) The following terms are defined in the Agreement as indicated below.


TERM                                              AGREEMENT REFERENCE [p]
----                                              -------------------------
Agreement                                         Introductory Paragraph
Claim                                             IV(C)(I)
Collateral                                        III(E)
Co-mingled Diamonds                               I(G)
Costs                                             IV(C)(4)(a)
Dispute                                           VII(A)
FIFO                                              II(E)
GE                                                Introductory Paragraph
Gem Diamonds                                      I(B)
GE[*]                                             Introductory Paragraph
GE[*] Account                                     III(C)
GE[*] Delivery Documentation                      II(A)
[*                                                ]
Initial Marketing Period                          III(D)(1)
LKI                                               Introductory Paragraph
Losses                                            IV(C)(1)
Material Information                              VII(E)
Other Claim                                       IV(C)(4)(b)
Party                                             Introductory Paragraph
POL                                               Introductory Paragraph
POL Account                                       I(C)
POL Delivery Documentation                        I(B)
Prepared Gem Diamond                              I(D)
Processing Fee                                    III(C)
Representatives                                   V(A)(1)
Sample Diamonds                                   IV(B)
Technical Information                             V(A)(1)
Unimproved Processed Diamonds                     II(A)
Unprocessed Gem Diamonds                          II(A)
Usage Report                                      III(C)

                                     ANNEX 1


PART A - PRE-PROCESSING COSTS

The cost of such [*] and other preparation of Gem Diamonds as the Parties shall agree in writing is necessary, including:

         The actual invoiced costs (net of any discounts or rebates, whether or not appearing on such invoices) of [*] and other preparation performed for POL by third-party vendors, and delivery costs to and from such third-party vendors
         The compensation and benefits paid to [*] located in [*](currently [*] dedicated full time to the implementation of the Agreement who shall perform certain [*]and other [*]work on Gem Diamonds and coordinate [*] and preparation by third-party vendors
         Ordinary and necessary travel and living expenses of other experts required to travel for purposes of monitoring or supervising the [*], [*]and preparation of Gem Diamonds

The Pre-Processing Costs shall not include the Acquisition Cost, or the costs of boiling, packing, shipping, insurance, duty and taxes paid in connection with delivering Gem Diamonds to GE[*] for processing.


PART B - POST-PROCESSING COSTS

The costs of such further cutting, polishing and completion by POL or its Affiliates of Gem Diamonds as the Parties shall agree in writing is necessary, including:

         The compensation and benefits paid to [*] located in [*] dedicated full time to the implementation of the Agreement who shall perform cutting, polishing and other finishing work on Gem Diamonds and [*] POL employee located in [*] dedicated full time to the implementation of the Agreement who shall coordinate activities with [*] certification laboratories
         [*]toward material handling costs
         Direct variable material costs for grit, lapping wheels and similar materials consumed by POL and its Affiliates in finishing Gem Diamonds under the Agreement, but excluding indirect costs including, without limitation, electricity, heat, other utilities, plant overhead and depreciation

The Post-Processing Costs shall not include the costs of any capital equipment used in performing finishing activities or the Certification Costs.

PART C - CERTIFICATION COSTS

      Certification fees paid to [*] certification laboratories

      Material handling costs relating to certification by [*] certification laboratories

                                  ATTACHMENT B


Sotheby's, Inc.

Christie's, Inc.

Phillips International Auctioneers

Doyle William Galleries, Inc.

                                  ATTACHMENT C

                      [Letterhead of Pegasus Overseas Ltd.]



                                                      [Date]


GE [*]
[*]


       RE: PROCESSING AGREEMENT DATED FEBRUARY 20, 1999 (THE "AGREEMENT")

Ladies/Gentlemen:

         Pegasus Overseas Ltd. ("POL") hereby represents and warrants to you that, with respect to all Gem Diamonds received from you under the Agreement and marketed and sold by POL during the [*] ended __________, it has achieved such sales utilizing marketing methods, procedures, pricing and related arrangements no different from those ordinarily utilized during that [*] by its Affiliates in the sale in comparable markets of comparable diamonds not processed by you, and that [*].


                                            Sincerely,
                                            PEGASUS OVERSEAS LTD.


                                            By: _______________________
                                                Its: